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                                  EXHIBIT 99.1

                                  PRESS RELEASE



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        PACKAGING RESOURCES INCORPORATED ANNOUNCES YEAR-END RESULTS

       RETAINS INVESTMENT BANKER TO EXPLORE POTENTIAL SALE OF COMPANY

         Chicago, Illinois (April 20, 2000) - Packaging Resources Incorporated today announced results for its fiscal year ended February 29, 2000. The Company also announced that it has retained the investment banking firm Deutsche Bank Securities, Inc. to explore the potential sale of the Company.

         Net sales decreased $2.2 million, or 7.0%, from $31.3 million in the fourth quarter of fiscal 1999 to $29.1 million in the fourth quarter of fiscal 2000. Packaging sales decreased $5.8 million, or 22.1%, from $26.3 million in the fourth quarter of fiscal 1999 to $20.5 million in the fourth quarter of fiscal 2000 primarily due to lower sales to Yoplait U.S.A. and The Dannon Company, Inc. This decrease was partially offset by higher sales of food storage containers to S.C. Johnson & Son, Inc. Promotional cup sales increased $3.6 million, or 72.0%, from $5.0 million in the fourth quarter of fiscal 1999 to $8.6 million in the fourth quarter of fiscal 2000. This increase reflects higher sales of the Company's 32 ounce polystyrene CRUISER CUP-Registered Trademark- and sales of the new TWIST N' GO-Registered Trademark- beverage container to PepsiCo Inc. Gross profit decreased $5.1 million, from $5.4 million in the fourth quarter of fiscal 1999 to $0.3 million in the fourth quarter of fiscal 2000. Gross profit decreased primarily due to the combination of lower net sales, unfavorable product mix from lower sales of higher margin Yoplait and Dannon products, inefficiencies associated with the start-up of certain new products, costs related to the transfer of production activities from the Company's Kansas City facility to other plants and additional costs related to equipment leases entered into in fiscal 2000. A one-time charge of $6.7 million was recorded as other expense during the fourth quarter of fiscal 2000. This charge represents the write-down of certain items of equipment that will be disposed of at the Company's Kansas City facility in connection with the Company's decision to cease manufacturing activities at that facility. In addition, the Company identified certain other equipment items that were specifically related to products produced for a customer whose contract with the Company terminated and, therefore, were also written down. Operating income, excluding this one-time charge, decreased $5.3 million, from $3.5 million in the fourth quarter of fiscal 1999 to an operating loss of $1.8 million in the fourth quarter of fiscal 2000. Interest expense increased $0.3 million, from $3.7 million in the fourth quarter of fiscal 1999 to $4.0 million in the fourth quarter of fiscal 2000, primarily due to higher borrowings under the Company's Senior Credit Facility. Net loss increased $7.3 million, from $0.1 million in the fourth quarter of fiscal 1999 to $7.4 million in the fourth quarter of fiscal 2000.

         Net sales increased $9.7 million, or 7.1%, from $136.6 million in fiscal 1999 to $146.3 million in fiscal 2000. Packaging sales decreased $4.0 million, or 3.7%, from $106.9 million in fiscal 1999 to $102.9 million in fiscal 2000 primarily due to lower sales to Yoplait U.S.A. and The Dannon Company, Inc. This decrease was partially offset by higher sales of food storage containers to S.C. Johnson & Son, Inc. Promotional cup sales increased $13.7 million, or 46.1%, from $29.7 million in fiscal 1999 to $43.4 million in fiscal 2000. This increase reflects higher sales of the Company's 32 ounce polystyrene CRUISER CUP-Registered Trademark- and sales of the new TWIST N' GO-Registered Trademark- beverage container to PepsiCo Inc. Gross profit decreased $2.2 million, from $25.2 million in fiscal 1999 to $23.0 million in fiscal 2000. Gross profit decreased primarily due to the combination of unfavorable product mix from lower sales of higher margin Yoplait and Dannon products, inefficiencies associated with the start-up of certain new products, costs related to the

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transfer of production activities from the Company's Kansas City facility to other plants and additional costs related to equipment leases entered into in fiscal 2000. This decrease was partially offset by higher net sales in fiscal 2000 versus fiscal 1999. Selling, general and administrative expenses increased $1.8 million, from $6.2 million in fiscal 1999 to $8.0 million in fiscal 2000, primarily due to higher salary and travel expenses. As discussed above, a one-time charge of $6.7 million was recorded as other expense during the fourth quarter of fiscal 2000. Operating income, excluding this one-time charge, decreased $4.0 million, from $18.3 million in fiscal 1999 to $14.3 million in fiscal 2000. Interest expense increased $1.8 million, from $13.9 million in fiscal 1999 to $15.7 million in fiscal 2000, primarily due to higher borrowings under the Company's Senior Credit Facility. Net income decreased $7.4 million, from $2.5 million in fiscal 1999 to $4.9 million of net loss in fiscal 2000.

         As previously reported, the agreement to supply eight ounce yogurt cups to Dannon and the agreement to supply six ounce yogurt cups to Yoplait both expired in December, 1999. Dannon advised the Company that PRI will no longer serve as a supplier of the Dannon eight ounce cups which accounted for approximately 9.0% of the Company's net sales during fiscal 2000. Yoplait chose not to extend or renew its agreement relating to the six ounce cups which accounted for approximately 13.0% of the Company's net sales during fiscal 2000. However, the Company continues to serve as the sole supplier of Yoplait's four ounce cups under a contract that expires in February 2003.

         The Company continued to spend heavily in fiscal 2000 to expand its production capacity for both promotional and packaging products. Capital expenditures for fiscal 2000 were $30.5 million compared to $32.8 million in fiscal 1999. Management believes that these expenditures have positioned the Company to pursue additional business opportunities with new and existing customers. However, the failure to obtain certain anticipated new business on a timely basis has restricted its available liquidity. As a result, the Company does not expect to have sufficient funds to make the interest payment of $6.4 million due May 1, 2000 on its 11 5/8% Senior Notes due May 1, 2003 or to pay a dividend to its parent, Packaging Resources Group, Inc., in order to fund the interest payment of $1.8 million due May 31, 2000 on Packaging Resources Group's 13% Senior Notes due June 30, 2003.

         The failure to make the interest payments discussed above will constitute defaults under both of the Indentures governing such Notes. In addition, the defaults under the Indentures will trigger certain cross-default provisions with respect to the Company's Senior Credit Facility. PRI intends to enter into discussions with the holders of the Notes and the lenders under its Senior Credit Facility to obtain waivers or amendments, including standstill agreements that would restrict the holders and the lenders from exercising remedies for a period of a time; however, there can be no assurance as to whether and when the Company will obtain any such waiver, amendment or agreement.

         PRI does not intend to update the information contained herein with respect to PRI's exploration of a potential sale of the Company for any future developments or circumstances unless and until there is a definitive transaction agreement entered into between Packaging Resource Group or PRI and any third party or until its exploration of a potential sale is definitely terminated. There can be no assurance whatsoever that any transaction with any third party will


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take place or, even if one does occur, about the nature and extent of any terms and conditions of any such potential transaction.

         PRI is a leading developer, manufacturer and marketer of rigid plastic food packaging, serving primarily as a supplier of customized containers for national branded consumer products. The Company is the largest domestic manufacturer of shelf stable, multi-layer (impermeable to air and moisture) containers for nutritional supplements, frosting containers and reusable/disposable food storage containers. The Company also is the largest domestic designer and manufacturer of promotional beverage cups in the United States, marketing these products primarily to the fast-food and beverage industries.

         The statements contained herein, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. PRI has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks and uncertainties, including, among other things, : PRI's reliance on key customers and supply agreements, trends and conditions in the rigid plastic packaging and plastic beverage cup industries, including fluctuations in resin costs, PRI's substantial debt, PRI's future capital needs and PRI's ability to compete. PRI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, actual results may differ materially from those reflected in any forward-looking statement.


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                        PACKAGING RESOURCES INCORPORATED
                            STATEMENTS OF OPERATIONS

                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                          Three Months Ended                     Twelve Months Ended
                                                   --------------------------------           ------------------------
                                                      02/29/2000        02/28/1999            02/29/2000    02/28/1999
                                                   ---------------  ---------------           -----------  -----------

Net sales                                                 $29,114          $31,271              $146,326     $136,558

Cost of goods sold                                         28,774           25,847               123,285      111,338

                                                   ---------------  ---------------           -----------  -----------
Gross profit                                                  340            5,424                23,041       25,220

Selling, general & administrative expenses                  1,940            1,706                 8,005        6,244
Amortization of intangibles and other assets                  179              178                   713          712
Other expense                                               6,721                0                 6,721            0

                                                   ---------------  ---------------           -----------  -----------
Operating income                                           (8,500)           3,540                 7,602       18,264

Interest expense                                            4,019            3,684                15,703       13,891

                                                   ---------------  ---------------           -----------  -----------
Income (loss) before income taxes                         (12,519)            (144)               (8,101)       4,373

Income tax expense (benefit)                               (5,140)             (62)               (3,240)       1,880

                                                   ---------------  ---------------           -----------  -----------
Net income (loss)                                         ($7,379)            ($82)              ($4,861)      $2,493
                                                   ===============  ===============           ===========  ===========
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